UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2017

SUTHERLAND ASSET MANAGEMENT CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	001-35808	90-0729143
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1140 Avenue of the Americas,

7th Floor

New York, NY 10036

(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (212) 257-4600

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under Item 8.01 related to the shares of common stock to be issued by Sutherland Asset Management Corporation (the “Company”, “we” or “us”) is incorporated herein by reference.

Item 8.01 Other Events: Execution of GMFS Settlement Agreement

As previously disclosed in the Joint Proxy Statement Prospectus filed on August 26, 2016 and in our annual report on Form 10-K for the year ended December 31, 2016, a counterparty (the “Counterparty”) whose predecessor purchased mortgage loans from GMFS, LLC (“GMFS”), which is currently our subsidiary, asserted claims (the “Claims”) against GMFS for breach of representations and warranties arising out these mortgage loan sales.  We estimate that dating back to a period that began in 1999 and ended in 2006, approximately $1 billion of mortgage loans were sold servicing released by GMFS to the predecessor to the Counterparty.  As we have also previously disclosed, GMFS entered into a statute of limitations tolling agreement with the Counterparty on December 12, 2013 related to the Claims, which was further amended to extend the expiration date, most recently to May 15, 2017.

On April 25, 2017, the Company and GMFS entered into a definitive agreement (the “Settlement Agreement”) to settle all Claims with the Counterparty and provide for mutual releases.  Pursuant to the Settlement Agreement, the Company has agreed to pay a total of $6,000,000 in cash and to issue 275,862 shares of the Company’s common stock to the Counterparty (the “Shares”).  The Shares are to be issued within seven days of the Settlement Agreement in a private placement transaction effected in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.  As part of the settlement, the Company has granted the Counterparty customary resale registration rights.

During the period beginning on the 24-month anniversary of the date of the Settlement Agreement (and ending 30 days thereafter), the Counterparty will have the right, but not the obligation, to require that the Company repurchase any and all the Shares that the Counterparty then owns at a price per share equal 65% of the then last reported book value per share of the Company’s common stock.

GMFS was an indirect subsidiary of ZAIS Financial Corp. (“ZAIS Financial”) when the Company completed its merger transaction with ZAIS Financial on October 31, 2016.  As disclosed in the Joint Proxy Statement Prospectus used in connection with the merger transaction and in our annual report on Form 10-K for the year ended December 31, 2016, ZAIS Financial had originally acquired GMFS on October 31, 2014 (the “GMFS 2014 acquisition”) from investment partnerships that were advised by our external manager, Waterfall Asset Management, LLC, (the “Manager”), and from certain other entities controlled by GMFS management (together, the “2014 GMFS sellers”).  The terms of the GMFS 2014 acquisition provided for the payment of both cash consideration and the possible payment of additional contingent consideration based on the achievement by GMFS of certain financial milestones specified in the GMFS 2014 acquisition agreement.

The 2014 GMFS acquisition agreement contained representations and warranties related to GMFS, as well as indemnification obligations to cover breaches of representations and warranties, repurchase claims or demands from investors in respect of mortgage loans originated, purchased or sold by GMFS prior to the closing date of the acquisition.  The 2014 GMFS acquisition agreement also established an escrow fund to support the payment of indemnification claims and allowed for indemnification claims to be offset against the contingent consideration that would otherwise be payable to the 2014 GMFS sellers under the 2014 GMFS acquisition agreement.   In accordance with the terms of the 2014 GMFS acquisition agreement, we intend to apply the  amounts paid to the Counterparty in settlement of the Claims to offset the amount of contingent consideration that we may otherwise be required to pay to the 2014 GMFS sellers under the 2014 GMFS acquisition agreement.  We also intend to record the amounts paid under the Settlement Agreement as a reduction of the $14.5 million liability that was accrued on our balance sheet as of December 31, 2016 to cover the possible payment of contingent consideration pursuant to the GMFS 2014 acquisition.

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As a result, we do not expect that the settlement will result in a charge to our earnings or otherwise adversely impact our results of operations.

Under the terms of the indemnification provisions contained in the GMFS 2014 acquisition agreement, the 2014 GMFS sellers are liable for amounts paid in settlement of Claims made with their consent, which consent was not to be unreasonably withheld or delayed. Certain of the 2014 GMFS sellers did not consent to the settlement, and as a result, there can be no assurance that the exercise of the right to indemnification by the Company under the terms of the 2014 acquisition agreement would be successful.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUTHERLAND ASSET MANAGEMENT CORPORATION

By:	/s/ Frederick C. Herbst
Name: Frederick C. Herbst
Title: Chief Financial Officer

Date: May 1, 2017